                                                                   Exhibit 99.10

                               [MACKENZIE LOGO]
                               105 Madison Avenue, New York, NY, 10016
                               Tel: 212-929-5500   Fax: 212-929-0308

                               1875 Century Park East, Los Angeles, CA 90067
                               Tel: 310-284-3110   Fax: 310-306-2420

[DATE]

WebFinancial Corporation
590 Madison Avenue, 32nd Floor
New York, New York 10022

Dear Sirs:

This is to confirm  our  agreement  that  effective  the date  hereof  MacKenzie
Partners,   Inc.  ("MacKenzie   Partners")  has  been  engaged  by  WebFinancial
Corporation  (the  "Company")  as  Information  Agent  for its  proposed  rights offering for its common stock (the "Rights  Offering").  As  Information  Agent,
MacKenzie  Partners will perform customary  services to the Company,  including:
distribution of the Rights  Offering  materials to  security-holders,  providing information to  security-holders  from the  materials,  and providing such other advisory services as may be requested from time to time by the Company.

The Services shall continue until the expiration, termination or cancellation of the Rights Offering. In consideration of the Services you agree to pay MacKenzie
Partners the following:

1.   A fee of $7,500 payable upon  completion of this  assignment.  In the event you request us to provide  additional  services  not  contemplated  by this agreement, you agree to pay us an additional amount, if any, to be mutually agreed upon based on the services  provided as Information  Agent,  payable upon expiration, termination or cancellation of the Rights Offering.

2.   MacKenzie Partners' reasonable  out-of-pocket  expenses which shall include but not be limited to:  telephone  and  telecopy  charges;  copying  costs;
     messenger services;  financial  advertising;  electronic news distribution;
     news  wire  service  charges;  transportation,   meals  and  lodging;  data
     processing; and mailing, postage and courier costs.

You agree that  information  and data which you furnish to us, whether  written, oral or  pictorial,  will be  true,  accurate  and  complete  to the best of the
Company's  knowledge and in all material  respects and we are authorized to rely upon it, as well as any  information  or data  received  from third parties with your  permission  and on your  behalf,  as true,  accurate  and  complete in all material respects. You agree to review carefully any materials, which we prepare for you pursuant to this Agreement and to promptly  advise if in your reasonable opinion these materials are materially false, inaccurate or incomplete.

You  agree to  indemnify  and hold us and our  employees  harmless  against  any losses, claims, damages, liabilities or expenses (including, without limitation, legal  and other  related  fees and  expenses)  to which we may  become  subject

WebFinancial Corporation
[DATE]

arising from or in connection with the Services or matters which are the subject of this Agreement;  provided,  however,  that you shall not be liable under this sentence in respect of any loss, claim,  damage,  liability or expense which was the result of our negligence, willful misfeasance or bad faith. The Company will not be liable under this  indemnity  unless we give you prompt written notice of any related claim or action brought against us. At your election, you may assume the defense of any such claim or action.  The provisions of this paragraph shall indefinitely survive the period of this Agreement.

We will  hold in  confidence  and will  not use nor  disclose  to third  parties information  we receive  from you or your  agents or  information  developed  by
MacKenzie   Partners  based  upon  such  information  we  receive,   except  for
information  which was public at the time of  disclosure  or becomes part of the public  domain  without  disclosure by us or  information  which we learn from a third party which does not have an obligation of confidentiality to you.

This Agreement shall be interpreted according to and governed by the laws of the
State of New York and each of us consents to the exclusive  jurisdiction  of the courts of such State.

Please confirm that the foregoing is in accordance  with your  understanding  by signing and returning to us the enclosed duplicate of this letter.

Sincerely yours,

                                          Agreed to as of the date
                                          first written above.

MacKenzie Partners, Inc.                  WebFinancial Corporation

By:                                       By:
   -------------------------------           -----------------------------------
Simon Coope                               NAME
Vice President                            TITLE